Exhibit 99.1

NYPRO SIGNS CARTRIDGE MANUFACTURING AGREEMENT WITH DIRECT METHANOL FUEL CELL CORPORATION

PASADENA, CA —November 14, 2006— VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that its subsidiary, Direct Methanol Fuel Cell Corporation (DMFCC), has signed a cartridge design and certified manufacturer agreement with Nypro Inc., a manufacturer and assembler of plastic based products operating 55 businesses in 18 countries around the globe. Nypro’s customers are the world’s largest companies who use plastics in their products including cell phone and laptop computer OEMs.

“Direct Methanol Fuel Cell Corporation is establishing a global network of partners to manufacture and distribute fuel cartridges”, reports Dr. Carl Kukkonen, CEO of both VIASPACE and DMFCC. “I welcome Nypro as a partner and look forward to a long and mutually beneficial relationship. Our strategic goal is to have manufacturing partners that are already trusted suppliers to the OEMs. Nypro is a perfect example”.

According to Lou Gaviglia, Nypro’s corporate vice president for Consumer and Electronics, “Nypro is intrigued by the opportunities associated with alternate forms of power for portable electronic devices. We view this as a potentially dynamic growth market that fits our core, plastic based service offering. VIASPACE/DMFCC is a leader in the intellectual property relative to this market place and we are excited to collaborate with them toward the successful introduction and mass commercialization of products in this area.”

DMFCC focuses on producing methanol fuel cartridges that will provide the energy source for laptop computers, cell phones and other portable electronic devices to be powered by direct methanol fuel cells.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. It has been announced that direct methanol fuel cells are being developed for portable electronic applications by companies such as Samsung and LG in Korea, and by Toshiba, NEC, Hitachi and Sanyo in Japan.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

About Nypro: Nypro, Inc, headquartered in Clinton Massachusetts, is the leading global, custom plastics manufacturer. Sales for the most recent fiscal year (end 6/30/06) exceeded one billion dollars. Nypro is one of the largest U.S. employee-owned companies. For more information see www.nypro.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.